Exhibit 99.1

News Bulletin	RE:	10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE:

FOR FURTHER INFORMATION

AT THE COMPANY:

Sharon Madden

Vice President of Investor Relations

(801) 984-9400

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ENTERS INTO DEFINITIVE MERGER AGREEMENT TO BE ACQUIRED BY BORAL  LIMITED

•      Transaction valued at US$24.25 per share in cash representing aggregate enterprise value of approximately US$2.6 billion

•      Creates one of the leading suppliers of high-quality building products and construction materials

SOUTH JORDAN, UTAH AND SYDNEY, AUSTRALIA - NOVEMBER 20, 2016 — HEADWATERS INCORPORATED (NYSE: HW), a building products company dedicated to improving lives through innovative advancements in construction materials, today announced that it has entered into a binding merger agreement with Boral Limited (“BORAL”: BLD:ASX) pursuant to which Boral will acquire Headwaters Incorporated  for US$24.25 per share in cash, representing an aggregate enterprise value of approximately US$2.6 billion (“Acquisition”).

Boral is Australia’s largest building and construction materials supplier and has an existing presence in the North American building and construction materials industry, with strong positions in bricks, concrete and clay roof tiles, manufactured stone and fly ash, and a developing light building products business. Boral, headquartered in Sydney, Australia, is listed on the Australian Stock Exchange and has a market capitalization of A$4.6 billion with revenues of A$4.3 billion for the twelve months ended June 30, 2016.

Under the terms of the transaction, Headwaters’ stockholders will receive US$24.25 per share in cash. This offer price represents a 21% premium to Headwaters’ closing stock price on November

18, 2016, and a 34% premium over Headwaters’ 30-day volume-weighted average closing stock price through November 18, 2016.

Chairman and Chief  Executive Officer of Headwaters Incorporated, Kirk A. Benson, commented, “This is a compelling transaction that delivers significant value to our shareholders. Headwaters and Boral both have outstanding teams, and share a common commitment to delivering a premier selection of high-quality products to our customers. We are looking forward to working with Boral to ensure a smooth transition for our stakeholders, as we create one of the leading suppliers of building products and construction materials for infrastructure, new residential, repair and remodel, commercial and institutional construction.”

Mike Kane, Boral’s Chief Executive and Managing Director, stated, “This agreed transaction is the result of significant evaluation and engagement between our companies. The businesses of Headwaters are highly complementary with Boral’s existing US operations and the transaction price reflects our belief that there is strong commercial rationale for combining the two portfolios.”

The Acquisition, which has been unanimously approved by the boards of directors of both companies, is subject to customary closing conditions, including Headwaters’ stockholder approval and regulatory approvals, and is expected to be completed in mid-calendar year 2017.

Deutsche Bank Securities Inc. is acting as the financial advisor to Headwaters and Pillsbury Winthrop Shaw Pittman LLP is serving as legal counsel.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

About Boral Limited

Boral Limited engages in the provision of building and construction materials. It operates through three divisions: Boral Australia, USG Boral and Boral USA. Boral Australia is the largest integrated supplier of construction materials, supplying quarry products, concrete, asphalt, cement, and concrete placing, as well as timber, roof tiles and masonry building products. The USG Boral Gypsum Joint Venture is a 50/50 joint venture between USG Corp. and Boral Limited, and is a leading manufacturer and distributor of gypsum wallboard products across Australia, Asia and the Middle East. Boral USA manufactures and distributes clay bricks, manufactured stone, roof tiles, fly ash and composite trim and siding across the USA, and operates a concrete and quarries business in Colorado. The company employs around 12,000 employees globally, including in its joint venture operations.  Boral is headquartered in Sydney, Australia and is listed on the Australian Stock Exchange with a market capitalisation of A$4.6 billion.

Headwaters Incorporated contact information:

Sharon Madden, Vice President of Investor Relations

Headwaters Incorporated

801-984-9400

or

Headwaters Incorporated media contacts:

Jed Repko / James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995(1)

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, and other construction materials, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of  coal combustion products, construction materials,  building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

Important Additional Information

In connection with the proposed merger, Headwaters intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Headwaters will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN

THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HEADWATERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by Headwaters with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Headwaters via Headwaters’s Investor Relations section of its website at www.headwaters.com or by contacting Investor Relations by directing a request to Headwaters Incorporated, Attention: Investor Relations, 10701 S. River Front Parkway, Suite 300, or by calling (801) 984-9400.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Headwaters, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Headwaters in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Headwaters’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Headwaters’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on January 6, 2016, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, which was filed with the SEC on November 15, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Headwaters’s Investor Relations section of its website at www.headwaters.com.

Cautionary Note Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Headwaters may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Headwaters may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Headwaters may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Headwaters’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended September 30, 2016, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of Headwaters’s filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Headwaters undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.